Exhibit 99.1

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS REPORTS THIRD QUARTER 2018 RESULTS

•          Quarterly revenue of $641 million

•          Quarterly EPS of $0.17 ($0.33 non-GAAP)

SCOTTSDALE, AZ, October 30, 2018 – Benchmark Electronics, Inc. (NYSE: BHE) today announced financial results for the third quarter ended September 30, 2018.

	Three Months Ended
	Sep 30,	Jun 30,	Sep 30,
In millions, except EPS	2018	2018	2017(1)
Net sales	$641	$661	$611
Net income	$8	$11	$18
Net income – non-GAAP(2)	$15	$14	$20
Diluted EPS	$0.17	$0.23	$0.35
Diluted EPS – non-GAAP(2)	$0.33	$0.30	$0.40

Operating margin	1.7%	2.2%	3.4%
Operating margin – non-GAAP(2)	2.9%	2.7%	4.0%

(1) On January 1, 2018, we adopted new accounting guidance, FASB ASC Topic 606 “Revenue from Contracts with Customers” (ASC 606), relating to revenue recognition.  We adopted ASC 606 using the full retrospective transition method.  Accordingly, we have adjusted prior period information to be consistent with ASC 606.  The adoption of ASC 606 did not materially impact our overall financial position.

(2)  A reconciliation of GAAP and non-GAAP results is included below.

“Third quarter revenue and earnings were in line with our expectations”, said Paul Tufano, Benchmark’s President and CEO.  “Bookings remained strong at $175 million; revenue was up 5% year-over-year; and gross margins, on a non-GAAP basis, improved 30 bps quarter-over-quarter to 8.5%, but remain muted from continuing softness in semi-cap.  Cash cycle days were 74 and slightly above our target range due to the linearity of shipments; we expect our Q4 cash cycle days to be within our target range.  As a result, we expect full year operating cash flow to be positive in 2018.”

“As of this earnings release, we have spent $152 million on share repurchases year-to-date and are expecting to exceed $200 million in share repurchases exiting this year, which well exceeds our $100 million target for 2018,” said Tufano.  “Additionally, the board has authorized an additional $100 million for share repurchases above our existing program.”

“Our fourth quarter guidance reflects strength in our core business and sustained operational improvement, but remains tempered by softness in the semi‐cap market, which we expect to persist through the first half of 2019.  Despite an expected 10% year-over-year reduction in the Test & Instrumentation sector, we expect annual revenue growth in 2019 of 3-5%.  For 2019, we also expect gross and operating margin expansion from not only operational execution and the progressive growth of our new RF and high-speed design center, but also the reduction of our cost and expense structure, including SG&A and the evaluation of marginal or dilutive contracts.  We are committed to the achievement of our business model and are encouraged by the opportunities to further expand customer engagements,” said Tufano.

Cash Conversion Cycle

	Sep 30,	Jun 30,	Sep 30,
	2018	2018	2017
			(as adjusted)
Accounts receivable days	64	61	61
Contract asset days	22	20	24
Inventory days	49	47	46
Accounts payable days	(57)	(57)	(55)
Customer deposits	(4)	(2)	(4)
	74	69	72

Third Quarter 2018 Industry Sector Update

Revenue and percentage of sales by industry sector (in millions) was as follows.

	Sep 30,		Jun 30,		Sep 30,
Higher-Value Markets	2018		2018		2017 (as adjusted)
Industrials	$128	20%	$118	18%	$126	21%
A&D	105	16	100	15	96	16
Medical	96	15	97	15	102	17
Test & Instrumentation	77	12	106	16	89	14
	$406	63%	$421	64%	$413	68%

	Sep 30,		Jun 30,		Sep 30,
Traditional Markets	2018		2018		2017 (as adjusted)
Computing	$146	23%	$161	24%	$126	20%
Telecommunications	89	14	79	12	72	12
	$235	37%	$240	36%	$198	32%
Total	$641	100%	$661	100%	$611	100%

Higher‐value markets were down 2% year‐over‐year from softer demand in Test & Instrumentation (primarily semi-capital equipment) and Medical program transitions.  Traditional market revenues were up 19% year-over-year primarily from strong storage demand in Computing and new program ramps in Telecommunications.

Third Quarter 2018 Bookings Update

•          New program bookings of $175 million at the midpoint of projected annualized revenue.

•          27 engineering awards supporting early engagement opportunities.

•          31 manufacturing wins across all market sectors.

The Company projects that new program bookings for the third quarter will result in annualized revenue of $162 to $182 million when fully launched in the next 12-24 months, medical up to 36 months.

Additional Share Repurchase Authorization and Capital Allocation Update

On March 7, 2018, the board expanded an existing share repurchase program by $250 million.  The Company has repurchased $122 million of common stock shares year-to-date through September 30, 2018 and $152 million through October 29, 2018.  On October 26, 2018, the Board authorized an additional $100 million and the total remaining authorization outstanding is $262 million.

Fourth Quarter 2018 Outlook

•          Revenue between $610 - $650 million.

•          Diluted GAAP earnings per share between $0.21 - $0.32.

•          Diluted non-GAAP earnings per share between $0.32 - $0.40 (excluding any additional impact related to U.S. Tax Reform, restructuring charges and other costs and amortization of intangibles).

Third Quarter 2018 Results Conference Call Details

A conference call hosted by Benchmark management will be held today at 5:00 p.m. Eastern Time to discuss the Company’s financial results and outlook.  This call will be broadcast via the internet and may be accessed by logging on to the Company’s website at www.bench.com.

About Benchmark Electronics, Inc.

Benchmark is a worldwide provider of innovative product design, engineering services, technology solutions and advanced manufacturing services.  From initial product concept to volume production, including direct order fulfillment and aftermarket services, Benchmark has been providing integrated services and solutions to original equipment manufacturers since 1979.  Today, Benchmark proudly serves the following industries: aerospace and defense, medical technologies, complex industrials, test and instrumentation, next-generation telecommunications and high-end computing.  Benchmark’s global operations network includes facilities in eight countries and common shares trade on the New York Stock Exchange under the symbol BHE.

For More Information, Please Contact:

Lisa K. Weeks, VP of Strategy & Investor Relations

623-300-7052 or lisa.weeks@bench.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The words “expect,” “estimate,” “anticipate,” “predict” and similar expressions, and the negatives thereof, often identify forward-looking statements, which are not limited to historical facts.  Forward-looking statements include, among other things: guidance for 2018 results; projected annual revenues resulting from new program bookings; statements, express or implied, concerning future operating results or margins, the ability to generate sales and income or cash flow; and Benchmark’s business and growth strategies and expected growth and performance.  Although Benchmark believes these statements are based upon reasonable assumptions, they involve risks and uncertainties relating to operations, markets and the business environment generally.  If one or more of these risks or uncertainties materializes, or underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.  Readers are advised to consult further disclosures on these risks and uncertainties, particularly in Item 1A, “Risk Factors”, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in its subsequent filings with the Securities and Exchange Commission.  All forward-looking statements included in this document are based upon information available to the Company as of the date of this document, and it assumes no obligation to update them.

Non-GAAP Financial Measures

This document includes certain financial measures that exclude items and therefore are not in accordance with U.S. generally accepted accounting principles (“GAAP”).  A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included in the following tables attached to this document.  Management discloses non‐GAAP information to provide investors with additional information to analyze the Company’s performance and underlying trends.  Management uses non‐GAAP measures that exclude certain items in order to better assess operating performance and help investors compare results with our previous guidance.  The Company’s non‐GAAP information is not necessarily comparable to the non‐GAAP information used by other companies.  Non‐GAAP information should not be viewed as a substitute for, or superior to, net income or other data prepared in accordance with GAAP as a measure of the Company’s profitability or liquidity.  Readers should consider the types of events and transactions for which adjustments have been made.

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Benchmark Electronics, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Results
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended			Nine Months Ended
	Sep 30,	Jun 30,	Sep 30,	Sep 30,
	2018	2018	2017	2018	2017
			(as adjusted)		(as adjusted)
Income from operations (GAAP)	$10,957	$14,349	$20,903	$43,273	$54,916
Restructuring charges and other costs	1,845	1,758	2,511	5,838	5,566
Customer insolvency (recovery)	3,295	(330)	(1,514)	2,624	2,896
Amortization of intangible assets	2,368	2,367	2,736	7,101	7,698
Non-GAAP income from operations	$18,465	$18,144	$24,636	$58,836	$71,076

Gross Profit (GAAP)	$52,777	$54,299	$58,243	$165,394	$165,259
Customer insolvency (recovery)	1,581	(330)	(1,514)	910	1,199
Non-GAAP gross profit	$54,358	$53,969	$56,729	$166,304	$166,458

Net income (loss) (GAAP)	$7,799	$10,943	$17,831	$(4,899)	$44,460
Restructuring charges and other costs	1,845	1,758	2,511	5,838	5,566
Customer insolvency (recovery)	3,295	(330)	(1,514)	2,624	2,896
Amortization of intangible assets	2,368	2,367	2,736	7,101	7,698
Refinancing of credit facilities	1,982	-	-	1,982	-
Income tax adjustments(1)	(1,914)	(811)	(1,674)	(3,542)	(4,519)
Tax Cuts and Jobs Act(2)	-	423	-	40,537	-
Non-GAAP net income	$15,375	$14,350	$19,890	$49,641	$56,101

Diluted Earnings (loss) per share:
Diluted (GAAP)	$0.17	$0.23	$0.35	$(0.10)	$0.88
Diluted (Non-GAAP)	$0.33	$0.30	$0.40	$1.04	$1.12

Weighted-average number of shares used in
calculating diluted earnings (loss) per share:
Diluted (GAAP)(3)	46,455	47,631	50,330	47,415	50,292
Diluted (Non-GAAP)	46,455	47,631	50,330	47,754	50,292

(1)               This amount represents the tax impact of the non-GAAP adjustments using the applicable effective tax rates.

(2)               This amount represents the impact of repatriating foreign earnings from our foreign jurisdictions to the U.S. For the three months ended June 30, 2018, this includes the applicable state tax impact of foreign cash distributions into the U.S.

(3)               Potentially diluted securities totaling 0.3 million for the nine months ended September 30, 2018 were not included in the computation of GAAP diluted loss per share because their effect would have decreased the loss per share.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Income
(Amounts in Thousands, Except Per Share Data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Sales	$640,688	$610,929	$1,909,415	$1,788,443
Cost of sales	587,911	552,686	1,744,021	1,623,184
Gross profit	52,777	58,243	165,394	165,259
Selling, general and administrative expenses	37,607	32,093	109,182	97,079
Amortization of intangible assets	2,368	2,736	7,101	7,698
Restructuring charges and other costs	1,845	2,511	5,838	5,566
Income from operations	10,957	20,903	43,273	54,916
Interest expense	(3,822)	(2,324)	(8,543)	(6,861)
Interest income	1,619	1,334	5,197	3,621
Other income (expense), net	1,139	(394)	827	(1,305)
Income before income taxes	9,893	19,519	40,754	50,371
Income tax expense	2,094	1,688	45,653	5,911
Net income (loss)	$7,799	$17,831	$(4,899)	$44,460

Earnings (loss) per share:
Basic	$0.17	$0.36	$(0.10)	$0.89
Diluted	$0.17	$0.35	$(0.10)	$0.88

Weighted-average number of shares used in calculating
earnings (loss) per share:
Basic	46,301	49,865	47,415	49,716
Diluted	46,455	50,330	47,415	50,292

For the three months ended September 30, 2017, the adoption of ASC 606 increased revenue by $7.4 million, operating income by $0.1 million and net income by $0.3 million.  For the nine months ended September 30, 2017, the adoption of ASC 606 increased revenue by $1.5 million, decreased operating income by $0.5 million and increased net income by $0.1 million.

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
(UNAUDITED)
(in thousands)
	September 30,	December 31,
	2018	2017
		(as adjusted)
Assets
Current assets:
Cash and cash equivalents	$475,713	$742,546
Accounts receivable, net	455,971	436,560
Contract assets	155,898	146,496
Inventories	321,194	268,917
Other current assets	35,026	36,138
Total current assets	1,443,802	1,630,657
Property, plant and equipment, net	208,495	186,473
Goodwill and other, net	288,474	292,174
Total assets	$1,940,771	$2,109,304

Liabilities and Shareholders’ Equity
Current liabilities:
Current installments of long-term debt and capital lease obligations	$4,880	$18,274
Accounts payable	373,879	362,701
Accrued liabilities	99,414	97,342
Total current liabilities	478,173	478,317
Long-term debt and capital lease obligations, less current installments	149,341	193,406
Other long-term liabilities	111,575	98,443
Shareholders’ equity	1,201,682	1,339,138
Total liabilities and shareholders’ equity	$1,940,771	$2,109,304

Benchmark Electronics, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows
(in thousands)
(UNAUDITED)

	Nine Months Ended
	September 30,
	2018	2017
		(as adjusted)
Cash flows from operating activities:
Net income (loss)	$(4,899)	$44,460
Depreciation and amortization	39,643	36,591
Stock-based compensation expense	8,229	6,819
Accounts receivable, net	(20,019)	30,926
Contract assets	(9,402)	(5,373)
Inventories	(54,342)	(36,747)
Accounts payable	12,620	3,922
Other changes in working capital and other, net	10,877	9,292
Net cash provided by (used in) operations	(17,293)	89,890

Cash flows from investing activities:
Additions to property, plant and equipment and software	(52,933)	(37,736)
Other investing activities, net	(2,102)	364
Net cash used in investing activities	(55,035)	(37,372)

Cash flows from financing activities:
Share repurchases	(122,053)	(5,887)
Net debt activity	(57,758)	(9,288)
Other financing activities, net	(13,897)	9,012
Net cash used in financing activities	(193,708)	(6,163)
Effect of exchange rate changes	(797)	2,358
Net increase (decrease) in cash and cash equivalents	(266,833)	48,713
Cash and cash equivalents at beginning of year	742,546	681,433
Cash and cash equivalents at end of period	$475,713	$730,146